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                                                         Exhibit 23.2


                      CONSENT OF INDEPENDENT AUDITORS

Board of Directors
California Federal Bank, A Federal Savings Bank
 (formerly First Nationwide Bank, A Federal Savings Bank):

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the Offering Circular. Our report refers to a change in accounting for mortgage servicing rights in 1995, a change in accounting for certain investments in debt and equity securities in 1994 and a change in accounting for income taxes in 1993.

                                           KPMG Peat Marwick LLP
                                           ------------------------
                                           KPMG Peat Marwick LLP

Dallas, Texas
January 20, 1997